Exhibit 10.1

INTEGRATED ELIGIBILITY AND ENROLLMENT SERVICES

SUBCONTRACT AGREEMENT

THIS SUBCONTRACT AGREEMENT (this “Agreement” or “Subcontract”) is entered into as of June 25, 2005 (the “Effective Date”), by and between Accenture LLP, an Illinois partnership with an office at 1501 South MoPac Expressway, Suite 300, Austin, Texas 78746 (“Accenture”) and MAXIMUS, Inc, a Virginia corporation with its principal office at 11419 Sunset Hills Road, Reston, VA 20190 (“MAXIMUS”).

WHEREAS, the Texas Health and Human Services Commission (the “State”) issued a Request for Proposal (the “RFP”) on July 22, 2004, entitled Request for Proposals for Integrated Eligibility and Enrollment Services, soliciting a qualified vendor to provide services for the implementation and operation of integrated eligibility (“IE”) and enrollment broker (“EB”) services for State health and human services programs (the “Project”); and

WHEREAS, in anticipation of creating a response to the RFP, Accenture and MAXIMUS have previously agreed via a “Teaming Agreement” executed between the parties on August 9, 2004, to work together on a response to the RFP; and

WHEREAS, as contemplated by the Teaming Agreement, Accenture and MAXIMUS prepared a response to the RFP which provides that, in the event the Project is awarded to Accenture, various Project products and services will be provided to the State by MAXIMUS as a subcontractor to Accenture (such response, together with all clarifications and modifications thereto, as submitted to the State, to be collectively referred to herein as the “Proposal” or “RFP Proposal”); and

WHEREAS, the State has selected the RFP Proposal as the proposal that represents the best value for the State, and Accenture and the State have negotiated the terms of an agreement to govern the performance of the Project by Accenture and MAXIMUS in accordance with such agreement, including but not limited to the Proposal and the RFP (collectively, the “Prime Contract”); and

WHEREAS, the parties desire to define the terms and conditions on which MAXIMUS shall act as a subcontractor to Accenture in connection with the Project.

NOW, THEREFORE, in consideration of the premises and of the promises exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Accenture and MAXIMUS agree as follows:

ARTICLE 1 — GENERAL

1.1                                 By its terms, the Teaming Agreement will terminate upon execution of this Agreement. The parties agree that the Teaming Agreement may be utilized by the parties as a guide in interpreting this Agreement; provided that, to the extent there is any inconsistency between the terms of the Teaming Agreement and the terms of this Agreement, the terms of this Agreement shall govern.

1.2                                 It is the parties’ intent that MAXIMUS shall take all reasonable steps within the scope of this Agreement to enable Accenture to comply with the terms of the Prime Contract. MAXIMUS shall comply with the provisions of the Prime Contract and all work done and/or deliverable items shall be produced and performed by MAXIMUS and all of its subcontractors strictly in accordance with the provisions of the Prime Contract. Unless otherwise noted in the body of this

                                                Agreement, the provisions of the Prime Contract, attached hereto as Exhibit 1.2, are incorporated into this Agreement by reference in their entirety and are applicable to this Agreement as written to the extent necessary to enable Accenture to fulfill its obligations under the Prime Contract. These incorporated Prime Contract clauses are in addition to the other clauses, terms, and conditions specifically set forth in this Agreement. For the avoidance of doubt, if a provision of this Agreement is in conflict with a provision of the Prime Contract, the Prime Contract provision shall prevail.

1.3                                 Capitalized terms used in this Agreement and not otherwise defined in this Agreement or any Exhibit to this Agreement shall have the meanings ascribed to them in the Prime Contract. Whenever necessary to make the context of the incorporated clauses applicable to this Agreement, unless stated otherwise, the term “Contractor” shall mean MAXIMUS, the term “Contract” or “Exhibit” shall mean the Subcontract, and the term “State” or “HHSC” or equivalent phrases shall mean Accenture.

ARTICLE 2 — ROLES AND RESPONSIBILITIES OF THE PARTIES; SCOPE OF WORK

2.1                                 During the term of this Agreement, MAXIMUS shall coordinate and work with Accenture, at the direction of Accenture, in accordance with the scope of work set forth in Exhibit 2.1 to ensure an appropriate interaction between the work of Accenture and MAXIMUS and to enable Accenture to meets its obligations under the Prime Contract.

2.2                                 The parties agree that the parties’ responsibilities for operations work efforts in connection with the Project are identified in Exhibit 2.2 which documents primary responsibility for each RFP requirement area. In areas where there is joint responsibility, the specific roles of the parties are described. MAXIMUS shall provide the specific products and services set out as its primary and joint responsibilities in accordance with the terms of this Agreement.

2.3                                 Additional MAXIMUS Roles and Responsibilities. Consistent with the terms and conditions of this Agreement, MAXIMUS shall provide the following additional Deliverables and Services:

2.3.1                        Support, at Accenture’s reasonable direction in accordance with the Transition Plan, the transition of IEE Services to Accenture without disrupting on-going EB or CHIP service. During the Transition Period, MAXIMUS shall also assist Accenture in the development of a framework for on-going service delivery. The results of the transition will be well-defined and documented processes for service delivery that yield an environment supportive of quality management techniques. A high-level overview of the activities that MAXIMUS shall support, at Accenture’s reasonable direction, during the Transition phase of the Project is set forth in Exhibit 2.3.1.

2.3.2                        Participate in the integration of MAXe and TIERS software as described in Exhibit 2.3.2. Accenture shall have the right to review and approve MAXIMUS work plans, designs, work product, and status upon request and the right to co-locate Accenture personnel with the MAXIMUS team delivering this work.

2.3.3                        Build MAXe data entry and workflow functions into TIERS as per MAXIMUS’s commitment to the State set forth in Schedule 6 and Attachment B in the Prime Contract. Accenture shall have the right to review and approve MAXIMUS work plans, designs, work product, and status upon request and the right to co-locate Accenture personnel with the MAXIMUS team delivering this work.

2.3.4                        Support Accenture in changing the IEE processes of the State through the infusion of practices, methodologies, and techniques to foster increases in productivity.

2.3.5                        Support Accenture in prioritizing, scheduling, and delivering IEE Services.

2.3.6                        Recruit, train, and retain personnel with the necessary skills sets required to effectively provide services to the State.

2.3.7                        Support and enhance MAXIMUS-provided software to enable IEE Services.

2.3.8                        Coordinate all releases of MAXIMUS-provided software under Accenture’s software testing and release schedule.

2.3.9                        Work with Accenture to create management and reporting processes that facilitate performance evaluation, auditing and reporting.

2.3.10                  Operate the IE and EB services for which it is responsible in accordance with the provisions of the Prime Contract.

2.3.11                  As required by the Prime Contract, provide Accenture with progress reports in a form acceptable to Accenture and the State that details MAXIMUS’s performance of the Services and provision of Deliverables.

2.3.12                  Include terms and conditions in its subcontracts with all subcontractors, consultants, and agents, which substantially reflect contractual rights and obligations consistent with Accenture’s rights and obligations under the Prime Contract.

2.3.13                  Provide further services as clarified in Exhibit 2.3.13.

2.4                 Additional Accenture Roles and Responsibilities.

Consistent with the terms and conditions of this Agreement, Accenture shall be responsible for the management of Services to be performed under the Subcontract. Specifically, Accenture shall be responsible for the following tasks:

2.4.1                        Leadership and Management

2.4.1.1                                  Work with the State to establish and refine Key Performance Requirements (“KPRs”), Service Level Agreements (“SLAs”), Performance Standards and Liquidated Damages (“LDs”) with respect to the Services;

2.4.1.2                                  Provide direction and guidance, as necessary, to MAXIMUS regarding the provision of specific Services required to meet the requirements of the Prime Contract;

2.4.1.3                                  Review and approve MAXIMUS-provided services, deliverables and service level reports;

2.4.1.4                                  Work with MAXIMUS to identify, quantify, and implement opportunities for cost reductions; and

2.4.1.5                                  Identify opportunities to revise existing processes with the objective of achieving productivity increases.

2.4.2                        Application Management

2.4.2.1                                  Provide direction, guidance and coordination, as necessary, to MAXIMUS regarding services required to support, modify or enhance software applications provided by MAXIMUS;

2.4.2.2                                  Coordinate and schedule releases of new application capability; and

2.4.2.3                                  Manage application migration to various environments including deployment to production releases of code at scheduled time frames.

2.4.3                        TIERS Support and Modifications

2.4.3.1                                  Modify the Texas Integrated Eligibility Redesign System (“TIERS”) code to support SOA capabilities sufficient for the initial IE deployment;

2.4.3.2                                  Develop and maintain interfaces between TIERS and external systems; and

2.4.3.3                                  Develop and deploy a web portal and related applications to support self-serve web applications.

2.4.4        TIERS Operations

2.4.4.1                                  Operate TIERS within the range of performance standards set forth in KPRs 79 and 86, as such may be amended from time to time; provided, however, that both parties shall be jointly responsible for TIERS performance during the period beginning with the implementation of the functions described in Section 2.5.3 below and ending with Accenture’s Acceptance of those functions (i.e., either 60 days after implementation of the functions or 30 days after the functions have been proven to conform to the KPRs, whichever is later).

2.4.4.2                                  Subject to the foregoing, if Accenture fails to meet performance standards set forth in Section 2.4.4.1, and that failure causes or materially contributes to significant MAXIMUS productivity deficiencies that result in MAXIMUS’s failure to achieve the work standards (to be provided at Accenture’s request) that form the basis of its variable transaction rates, the following steps shall be taken:

2.4.4.2.1                              Accenture shall use commercially reasonable efforts to cure the failure.

2.4.4.2.2                              If the failure cannot be cured, the parties shall jointly seek and implement other measures (e.g., process changes or workflow changes) to increase MAXIMUS productivity. MAXIMUS shall not unreasonably refuse to make such changes.

2.4.4.2.3                              If efforts under Sections 2.4.4.2.1 and 2.4.4.2.2 are exhausted and significant MAXIMUS productivity deficiencies remain, then Accenture, at Accenture’s exclusive option, shall either relieve MAXIMUS of responsibility for KPRs impacted by the deficiencies or take financial responsibility for increased MAXIMUS capacity to meet the KPRs, either of which shall be in proportion to the contribution of Accenture’s failure among all causes of the productivity deficiencies.

2.4.4.3                                  MAXIMUS agrees that with respect to those components of TIERS implemented by MAXIMUS during the period for which both parties are responsible for TIERS performance as described in Section 2.4.4.1 above (a) it is responsible for performance of those components that may impact Key Performance Requirements, (b) it will work with Accenture through the Change Management process to remedy any defect in TIERS performance and (c) the remedies set forth in Section 2.4.4.2 shall not be available to it.

2.5                                 Financial Responsibility

2.5.1                        MAXIMUS shall be financially responsible for all personnel and personnel-related costs required to execute the roles and responsibilities for which it is responsible under this Agreement, whether provided by MAXIMUS employees or subcontractors, and regardless of transaction volumes.

2.5.2                        Accenture or the State shall be financially responsible for facilities, telecommunications, LAN/WAN, and desktop computing costs (including hardware and software costs) required to support headcount as set forth in Exhibit 2.5.3. If actual transaction volumes processed by MAXIMUS exceed the volumes quantified in Schedule 8 of the Prime Contract, Accenture shall also be financially responsible for facilities, telecommunications, LAN/WAN and desktop computing costs related to increases in headcount of MAXIMUS and its Subcontractors above those set forth in Exhibit 2.5.3 that are directly proportional to increases in actual transaction volumes above the transaction volumes processed by MAXIMUS quantified in Schedule 8 of the Prime Contract. On a monthly basis, MAXIMUS shall provide Accenture a 12 month forecast of anticipated processing volumes and headcount requirements.

2.5.3                        Subject to Section 2.4.4, MAXIMUS shall be financially responsible for all facilities, telecommunications, LAN/WAN, and desktop computing costs beyond those described in Section 2.5.2 required for MAXIMUS and its Subcontractors to satisfy Key Performance Requirements.

2.5.4                        If Accenture fails to satisfy the obligations set forth in Section 2.5.2 and that failure causes or materially contributes to MAXIMUS’s failure to achieve its work standards as agreed to by Accenture, the provisions of Section 2.4.4.2.1, Section 2.4.4.2.2 and Section 2.4.4.2.3 shall apply.

2.5.5                        MAXIMUS shall be financially responsible for any increases in hardware/software, and or hosting services required to operate the MAXe software.

2.5.6                        MAXIMUS shall be financially responsible for building MAXe data entry and workflow functions into TIERS as set forth in Section 2.3.3.

2.5.7                        The parties acknowledge that opportunities for operational cost reduction may require one party to invest to provide operational cost reduction for the other party. The parties agree to determine suitable approaches to share investments or share operational cost reductions in order to promote a more efficient operation.

2.6           Work Statements

2.6.1                        To the extent required under a Work Plan or otherwise as mutually agreed upon by the parties, MAXIMUS and Accenture shall draft mutually agreed upon work statements, which shall be attached hereto and incorporated herein. Each work statement shall detail the technical services to be performed by MAXIMUS, the service levels to which those services are to be performed, and the price of the services. MAXIMUS will make good faith efforts to identify and assign MAXIMUS  employees who (i) have the technical and professional skills required by Accenture, (ii) are able to provide the kinds of services desired by Accenture, and (iii) if specifically set forth on the relevant work statement, who can provide such services for the term desired by Accenture.

2.6.2                        Accenture may terminate any work statement upon 30 days’ written notice to MAXIMUS if the State terminates the Prime Contract in whole or in part with respect to the services contained in the Work Statement(s); provided, however, should termination be based on good cause, Accenture may terminate the corresponding work statement(s) upon written notice to MAXIMUS in accordance with the terms of this Agreement. Such notice shall include a reason for the termination of the work statement by Accenture. Accenture shall have the same rights of termination in the event that MAXIMUS provides resources without a work statement (e.g., during the initial transition period).

2.7                                 Additional Scope

2.7.1                        From time to time, the parties may agree to expand the scope of this Agreement by adding additional tasks and responsibilities to this Subcontract. Such expansion of scope may arise through recommendations of the State, MAXIMUS or Accenture, and all such expansions shall be reflected in a written agreement of the parties. Accenture and MAXIMUS will negotiate a mutually acceptable allocation of responsibility for providing additional services consistent with their then-current roles and responsibilities. In the event such additional services go beyond the parties’ then-current roles and responsibilities, Accenture and MAXIMUS will negotiate a mutually acceptable allocation of responsibility for providing such services, taking into consideration the parties’ respective capabilities and resources and consistent with the existing division of work and revenues. Should the additional services require new personnel to be assigned to this Subcontract, Accenture reserves the right to (a) determine if such personnel should be considered “key personnel” and (b) if so, approve or reject the addition of such personnel to the Subcontract.

2.8                                 Change Orders

2.8.1                        The Prime Contract shall control the parties’ respective rights and obligations regarding change orders, with the additional requirements that MAXIMUS will take all reasonable steps necessary for Accenture to comply with any time limitations imposed on Accenture by the State regarding submissions of change order requests or similar notifications. MAXIMUS further agrees that Accenture reserves the right to delay or reduce the scope of MAXIMUS’s Services or Deliverables if the State makes a corresponding delay or reduction in scope of such Services or Deliverables in the Prime Contract; provided that Accenture agrees that to the extent MAXIMUS’s Services or Deliverables are affected by any delay or reduction in scope proposed by the State, Accenture will solicit MAXIMUS’s participation in discussions with the State regarding same.

2.9                                 Subcontract Performance Review

2.9.1                        During the first year of Subcontract performance, the parties shall meet on a monthly basis to review MAXIMUS’s performance under the Subcontract. Should adjustments to the Subcontract’s terms be required as a result of these performance reviews, MAXIMUS and Accenture agree to work together in good faith to amend the Subcontract as appropriate. After the first year of Subcontract performance, the parties shall meet not less than quarterly to perform the same type of review and adjustment, as appropriate, of Subcontract performance. At Accenture’s discretion, the State may be invited and permitted to participate in such reviews.

ARTICLE 3 — GOVERNANCE

3.1                                 The parties acknowledge that open, honest, transparent, complete, and prompt communication is expected from both parties in connection with the Project and is critical to the success of the team.

3.2                                 In order to draw on the strengths of each party in an effort to achieve quality services done right the first time, within budget and on schedule and to help prevent disagreements and differences from developing into formidable conflicts and disputes, MAXIMUS and Accenture agree that the following governance principles will apply to each party’s performance under this Agreement:

•                       Verifying that services and deliverables comply with all applicable laws and regulations;

•                       Making timely review and business decisions;

•                       Effectively communicating and providing information promptly;

•                       Maintaining quality control and confirming quality services;

•                       Cooperating and being courteous, respectful, and honest with each other; and

•                       Each forming a management team that will be responsible for overseeing the effective implementation of this Subcontract.

3.3                                 In order for efficient and effective communication to occur, the parties acknowledge that clear lines of authority and areas of responsibility are required to be identified for Accenture and MAXIMUS. Accordingly, each party will designate an Account Executive during the term of the Subcontract whose responsibility shall be to oversee the party’s performance of its duties and obligations pursuant to the terms of the Subcontract.

3.4                                 Within 14 days of the Effective Date, the parties shall establish a Project Management Committee that will be responsible for overseeing the performance of this Agreement. MAXIMUS will be represented at all times by at least one member on the Project Management Committee, which will include the senior executives for each segment of the organization and will be the first point of escalation for project decisions and issues.

3.5                                 Within 14 days of the Effective Date, MAXIMUS and Accenture will organize an Executive Committee to oversee the Project and to resolve any issues with corporate impact on the organizations. The MAXIMUS CEO and the Accenture Government CEO will lead the Executive Committee.

3.6                                 MAXIMUS will use the Project’s standard issue/risk methodology and tools as described in the Proposal as the exclusive means for documenting and escalating risks and issues.

3.7                                 To the extent permitted by the State, MAXIMUS will be represented on any joint Accenture/State steering committees that govern MAXIMUS scope of work, and Accenture will permit MAXIMUS to participate in other meetings and discussions with the State that affect MAXIMUS’ performance or areas of responsibility. MAXIMUS will not have independent discussions with the State concerning policy issues or the Project without the advance approval of Accenture. Notwithstanding the foregoing, the parties recognize that MAXIMUS may need to interact directly with the State on technical and day-to-day operational matters. In such cases, MAXIMUS will report promptly to Accenture any State discussions or issues that may have a significant impact on the Services.

ARTICLE 4 — STANDARD MANAGEMENT PROCEDURES

4.1                                 MAXIMUS shall adhere to Accenture’s work planning and status reporting procedures, including recording all work-plan information, accurate estimates to complete, and issues into ITG tools.

4.2                                 MAXIMUS shall provide human resource and finance data in a form suitable for input into the project human resource and finance software.

4.3                                 MAXIMUS and Accenture shall coordinate their Project QA processes to foster transparency and to minimize demands on operations personnel.

4.4                                 MAXIMUS and Accenture shall both provide representatives for and regularly attend standing meetings such as Change Control Board meetings.

4.5                                 Decisions in areas related to or impacting MAXIMUS will be made in consultation with the appropriate MAXIMUS management personnel. MAXIMUS will participate in project meetings and discussions as required by the Accenture Account Executive or when the meeting or discussion addresses areas involving MAXIMUS’s work under this Agreement.

4.6                                 MAXIMUS will discuss all issues, recommendations and decisions related to service performance, status, or any major issue affecting the Services with the Accenture Account Executive or other authorized designee prior to joint Accenture and MAXIMUS discussion with the State.

ARTICLE 5 — PERSONNEL

5.1                                 MAXIMUS and Accenture agree not to offer employment, nor accept for employment, each other’s employees who are directly associated with the work covered by this Subcontract for a period beginning on the Effective Date and extending for one (1) year after the termination or expiration of this Agreement or any extension, without the written consent of the other party.

5.2                                 Employment of State Workers.

5.2.1                        MAXIMUS will not knowingly recruit, employ, subcontract with, or sub-grant to any person who is employed by the State and who has (a) participated in the procurement of the Prime Contract, (b) worked on projects relating to the subject matter of the Prime Contract, or (c) have had any influence on decisions affecting the subject matter of the Prime Contract, during the term of this Agreement and for two (2) years following the expiration or termination of the Prime Contract.

5.2.2                        MAXIMUS understands and acknowledges that State employees may be covered by collective bargaining agreements with one or more labor unions and that any such agreements may establish employment requirements and conditions, including wage and work-rule requirements, for the employees. Accenture shall have no responsibility to bargain with any such labor unions and shall have no responsibility under any such collective bargaining agreements for the employees covered thereby. Rather, MAXIMUS will be responsible for bargaining with any applicable labor union and will be solely responsible for evaluating and complying, if applicable to MAXIMUS, with all relevant terms of collective bargaining agreements that cover State employees, consistent with state and federal laws, such that performance of this Agreement and the Prime Contract will not be endangered or impaired.

5.2.3                        MAXIMUS will defend, indemnify, and hold Accenture harmless against any grievances arising under a labor contract filed by a former State employee or such employee’s collective bargaining agent and arising out of the employment relationship between MAXIMUS and such employees or any collective bargaining agreement then in effect between MAXIMUS and such collective bargaining agent.

5.3                                 MAXIMUS shall coordinate all recruiting messages and activities related to this Agreement with Accenture, including participation at career fairs, use of third party recruiters, marketing, and media messages.

5.4           Key Personnel.

5.4.1                        MAXIMUS agrees that certain MAXIMUS personnel are essential to the effective performance of the Subcontract. Accordingly, MAXIMUS agrees that the MAXIMUS employees identified in Exhibit 5.4.1 shall be deemed “Key Personnel” for purposes of this Agreement. Key Personnel shall work exclusively on the services contemplated by this Subcontract and shall not be replaced, re-assigned, or diverted to other MAXIMUS projects without the prior written consent of Accenture. Such consent shall not be unreasonably withheld or delayed; however, MAXIMUS shall provide Accenture with 30 days notice, in writing, prior to any proposed change in key personnel, along with a justification (or the proposed substituted personnel with equal or greater qualifications) that is sufficiently detailed to allow Accenture to evaluate the impact of the proposed change on Subcontract performance. Accenture’s consent to a change in Key Personnel is not required if such Key Personnel (i) resigns from MAXIMUS or takes at least a six-month leave of absence (including any absence permitted by the Family and Medical Leave Act or other law or regulation); (ii) is dismissed by MAXIMUS for cause; or (iii) dies or is unable to work due to his or her disability.

5.4.2                        Accenture will have the right to reject any proposed replacement Key Personnel, which rejection shall not be unreasonably made. In addition, at any time after the first six months of MAXIMUS performance, upon notice, Accenture will have the right to request replacement of Key Personnel on the Subcontract if such replacement would not, in Accenture’s judgment hinder performance of the subcontract. Such requests shall not be unreasonably denied. Accenture will provide written approval of any replacement Key Personnel.

5.4.3                        The list of Key Personnel may be modified, by written agreement of the parties, from time to time during Subcontract performance to add or delete personnel from the list as appropriate.

5.5                                 MAXIMUS shall provide the training and certification set forth in Exhibit 5.5 attached hereto, as such may be amended form time to time, to all of its employees engaged in the Project.

5.6                                 MAXIMUS shall adhere to the Code of Ethics attached hereto as Exhibit 5.6 in the control and management of its employees. MAXIMUS shall provide Accenture 30 days notice of any changes to Exhibit 5.6 and shall permit Accenture to comment on any such changes, if in Accenture’s reasonable judgment, such changes will have a negative impact on the provision of the services by MAXIMUS under this Agreement.

5.7                                 Neither MAXIMUS nor Accenture will be deemed a joint employer of the other’s employees, and each party will be responsible for governing the essential terms and conditions of employment of its own employees, including such matters as hiring, firing, disciplining, day-to-day supervision, and direction of employees. Each party shall be responsible for any and all claims by its employees. Neither party’s employees shall be deemed “leased” employees of the other for any purpose.

5.8                                 Either party may provide performance input to the other regarding employees’ performance which will be duly considered in the employee’s performance reviews, evaluation, and compensation. Accenture may request re-assignment of MAXIMUS employees with chronic or gross underperformance.

5.9                                 Except as otherwise provided in this Agreement or as mutually agreed in writing by the parties, MAXIMUS shall have the exclusive right to manage all MAXIMUS resources used in providing the Services as MAXIMUS deems appropriate. Notwithstanding the provisions of the foregoing sentence, if MAXIMUS contemplates any relocation, substitution, or change in resources that would materially affect Accenture or the Key Personnel (a “Material Alteration of Resources”), then MAXIMUS shall provide Accenture with prior written notice thereof. Upon receipt of such notice, if Accenture determines in its reasonable judgment that such alteration would result in a material change in the pricing terms of this Subcontract or would endanger or impair performance of the Subcontract, Accenture shall approve or disapprove of the proposed alteration in writing. Any proposed relocation of Key Personnel outside the State of Texas by MAXIMUS shall be deemed a Material Alteration of Resources and shall require the prior written consent of both Accenture and the State. Any relocation, substitution, or change that will result in a change in the pricing terms of this Agreement in excess of $25,000.00 shall be deemed a Material Alteration of Resources. Any assets owned by Accenture or the State (including any assets substituted by MAXIMUS) under the control of or in the possession of the MAXIMUS upon termination of this Subcontract shall be promptly returned by MAXIMUS to Accenture or the State. MAXIMUS shall maintain all such assets, including perpetual licenses, under its management or control until such time as those assets are returned to Accenture or the State.

ARTICLE 6 — KEY PERFORMANCE REQUIREMENTS

6.1                                 MAXIMUS and Accenture will be responsible for the KPRs and associated LDs as identified in Exhibit 6.1 which documents primary responsibility for each KPR. In areas where one party has primary responsibility, the other may also have responsibility to the extent that it is required to participate in or contribute to the activities that satisfy the KPR. The parties will conduct a formal root cause analysis to identify the cause of any failures and, in cases where there is joint responsibility, the result of that root cause analysis will form the basis for apportioning responsibility for LDs. Earnback credits will be applied under a scheme to be mutually developed and agreed by the parties subject to the following principles:

6.1.1                        Within a given assessment period: If there are sufficient earnback credits available under the Prime Contract to offset all failures, those earnback credits shall be used to offset all Liquidated Damages. If there are insufficient earnback credits available under the Prime Contract to cover all failures, earnback credits shall first be applied to offset failures against KPRs under which the parties have had no failures and consistently accrued earnback credits over the 12 months prior to the assessment period, and shall second be prorated across remaining KPR failures proportional to the Liquidated Damages assessed.

6.1.2                        In the event either party’s failure on KPRs defined as A+ keeps Accenture from earning credits under the Prime Contract, there shall be a “true-up” of resulting liquidated damages incurred for lack of those credits.

6.2                                 MAXIMUS will provide Accenture with mutually agreed upon data and reports, in a manner Accenture may reasonably require or as required by the State, at prescribed intervals that represent the service levels provided by MAXIMUS operations. The reports will serve as the basis for measuring MAXIMUS’s compliance with service levels and KPRs and the terms of this Agreement.

6.3                                 The following general considerations shall apply to Service Levels and KPRs:

6.3.1                        Tools and Methods. In accordance with the requirements of the applicable workplan, MAXIMUS shall implement the measurement and monitoring tools and procedures described in the Proposal to measure and report on MAXIMUS’s performance of its obligations under this Agreement to Accenture on a mutually agreed upon cycle and in accordance with the terms of the Prime Contract.

6.3.2                        Performance Evaluation Period. The service delivery and pricing framework for the Services is predicated on a model that supports the delivery of the same or higher level of services than those currently being achieved by the State. In accordance with the requirements of the applicable workplan, MAXIMUS and Accenture will cooperate with each other in collecting historical data on the actual performance achieved by the State, and will focus on identifying and documenting the necessary trending data, implementing a data gathering process, consolidating and correlating the captured historical data, and identifying trends to substantiate Performance Standards (i.e., Service Levels) prior to transition to Accenture to establish a baseline for service level performance. MAXIMUS will support Accenture by using all commercially reasonable efforts to maintain service levels that meet or exceed this baseline, and that meet or exceed the Key Performance Requirements of the Prime Contract.

6.4                                 MAXIMUS’s duty to use all commercially reasonable efforts to assist Accenture to meet the service levels, performance standards and KPRs, as set forth in the Prime Contract and pertaining to MAXIMUS’ responsibilities, will be a material obligation of this Agreement.

ARTICLE 7 — PAYMENT / INVOICING AND TAXES

7.1                                 MAXIMUS will maintain records and receipts relating to expenses incurred in connection with the Services and shall provide Accenture access to such records upon request during normal business hours.

7.2                                 Except for the service charges set forth in Exhibit 7.2, as such may be amended from time to time by Change Orders or other amendments, MAXIMUS will not be entitled to any other compensation for its services. Moreover, it is expressly understood that MAXIMUS will have no interest in or claim to any billings by Accenture to its clients for professional services that may be generated in connection with the Services. The parties acknowledge that the service charges under the Prime Contract may be amended within 14 days of the Effective Date. If such service charges are amended, the parties agree to use the Change Control process set forth herein to amend the service charges set forth in Exhibit 7.2 to take into account the amendments made to the Prime Contract service charges.

7.3                                 MAXIMUS will invoice Accenture monthly for the services provided under the Subcontract no later that 90 days after service provision in a format and with level of detail acceptable to Accenture and the State. The invoice will be provided by MAXIMUS to Accenture no later than the third business day following the end of the month. A properly completed invoice shall not be deemed provided to Accenture unless, at a minimum, invoice detail, by Service provided to each service recipient, has been submitted to Accenture in an electronic format specified in writing by Accenture.

7.4                                 Accenture will pay MAXIMUS via electronic funds transfer within 10 business days after receipt of the MAXIMUS invoice, or 5 business days upon receipt of payments for the Services from the State, whichever is later.

7.5                                 Subject to Sections 2.4.4 and 2.5.2, Accenture may deduct from MAXIMUS payments any costs attributable to Sections 2.5.3 and 2.5.5. Accenture shall inform MAXIMUS prior to incurring such costs, and MAXIMUS shall have a right to audit such costs.

7.6                                 If Accenture reasonably and in good faith disputes that any portion of any amount claimed by MAXIMUS is payable or has been erroneously paid, as the case may be, then Accenture will provide MAXIMUS with written notice specifying the disputed amount and the basis for the dispute in reasonable detail within 30 calendar days of the date the invoice is received, and will pay any undisputed portion of the amount provided those amounts have not been set off or withheld by the State. Upon resolution of the disputed portion, any amounts owed to MAXIMUS shall be paid within 30 calendar days after the date of resolution provided those amounts have not been set off or withheld by the State, in which case they will be paid with 30 calendar days after Accenture’s receipt from the State. For the avoidance of doubt, Accenture shall have no obligation to pay MAXIMUS any amount, disputed or undisputed, that has been set off or withheld by the State under the Prime Contract until such time as the State has paid such amounts to Accenture.

7.7                                 Accenture shall pay any taxes applicable to this Agreement (except taxes based on or measured by MAXIMUS’s or any legal person’s net income or property, FICA, FUTA and other taxes imposed by law upon MAXIMUS and MAXIMUS employee/s due to the employment relationship between MAXIMUS and MAXIMUS employee/s including any sales, use, excise, value-added, services, consumption, and other similar taxes and duties assessed on the provision of independent contractor services by MAXIMUS to Accenture or on MAXIMUS’s charges to Accenture under this Agreement, including the reimbursement of expenses). If Accenture is required to withhold or deduct any taxes from any payment to MAXIMUS, Accenture will not be required to “gross up” the amount of such payment and shall pay to MAXIMUS the total amount reflected on the invoice less the applicable withholding taxes. Accenture and MAXIMUS shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party. Upon request, MAXIMUS agrees to provide Accenture any documents which may be required for regulatory purposes.

ARTICLE 8 — DEFAULT AND REMEDIES

8.1           MAXIMUS Events of Default.

Any one or more of the following events shall, after the required notice(s) and opportunity to cure, constitute an “Event of Default” on the part of MAXIMUS:

8.1.1                        The failure of MAXIMUS to timely pay to Accenture any sum of money required under the Subcontract after receipt of written notice from Accenture that the same is due; or

8.1.2                        Any one of the following events by MAXIMUS, which is not cured within 20 calendar days (except as specified in Section 8.1.4 below) after receipt of written notice of breach from Accenture; provided, however, that if the parties mutually agree to extend the period or if such cure is of a nature that it could not reasonably be performed within 20 calendar days, such 20-day period may be extended so long as MAXIMUS begins performance within such 20-day period and thereafter diligently and continuously pursues performance:

8.1.2.1                                  MAXIMUS breaches a material obligation under this Agreement where such breach and a respective remedy is not covered under a description of Performance Standards set forth in this Subcontract; or

8.1.2.2                                MAXIMUS knowingly employs an illegal alien in the performance of Services; or

8.1.2.3                                  MAXIMUS becomes insolvent or is declared bankrupt; or

8.1.2.4                                  MAXIMUS files for reorganization under the bankruptcy code; or

8.1.2.5                                  MAXIMUS commits any act of bankruptcy or insolvency, either voluntarily or involuntarily; or

8.1.2.6                                  MAXIMUS makes or has made an intentional and material misrepresentation or omission in any materials provided to Accenture or the State; or

8.1.2.7                                  MAXIMUS fails to promptly pay any and all undisputed taxes or assessments imposed by and legally due the State or federal government; or

8.1.2.8                                  MAXIMUS admits in writing its inability to pay its debts or makes an assignment for the benefit of creditors without the approval of Accenture; or

8.1.2.9                                  If there is a material deterioration in MAXIMUS’s financial stability such that Accenture has reasonable cause to doubt MAXIMUS’s ability to fulfill its obligations under the Subcontract; or

8.1.2.10                            MAXIMUS knowingly utilizes a vendor in the performance of Services which would result in a conflict of interest as described in the Prime Contract; or

8.1.2.11                            MAXIMUS improperly refuses to allow Accenture and/or the State, each of their designees and/or the other entities permitted to conduct audits pursuant to the Prime Contract access to all documents, papers, letters, or other material subject to the audit provisions of the Prime Contract; or

8.1.2.12                            MAXIMUS refuses to allow auditor access to MAXIMUS facilities or otherwise fails to cooperate with an audit as required by the Prime Contract in a manner that materially impedes such audit; or

8.1.2.13                            MAXIMUS fails to bargain with any applicable labor union or to comply with relevant terms of collective bargaining agreements that cover employees, if any, consistent with state and federal laws, such that performance of the Subcontract and Prime Contract is endangered or impaired.

8.1.3                        With regard to the events involving bankruptcy or insolvency (events set forth in Section 8.1.2.3 — Section 8.1.2.5 above), MAXIMUS shall, at the discretion of Accenture or pursuant to court order, be considered as having cured the event by submitting a post-bankruptcy or post-insolvency guarantee to Accenture that MAXIMUS intends to complete Contract performance despite its bankrupt or insolvent status.

8.1.4                        With respect to the events described in Sections 8.1.2.2, 8.1.2.9, 8.1.2.10, and 8.1.2.12 above, the cure period for MAXIMUS shall be no more than five business days.

8.2                                 If a MAXIMUS Event of Default has occurred as set forth in Section 8.1 above, Accenture shall have the right to terminate the Subcontract. If Accenture elects to terminate, then Accenture shall provide MAXIMUS with a second written notice (“Termination Notice”) evidencing its intent to terminate this Subcontract and reciting that Accenture intends to pursue termination of the Subcontract if the Event of Default is not cured. If MAXIMUS fails to cure the default, then Accenture may terminate this Subcontract and exercise all of its remedies, including all those at law or equity consistent with the terms of the Subcontract. In the event of termination, Accenture and MAXIMUS shall work together in good faith to phase out the Services of the Subcontract and in accordance with any applicable terms of the Subcontract. As part of such phase out, and to ensure that Accenture can continue to meet its obligations under the Prime Contract, MAXIMUS shall allow Accenture (or its designated subcontractor or agent) to interview, make offers of employment, and hire any employees or subcontractors that MAXIMUS had hired to work on the Project.

8.3           Accenture Events of Default.

Any one or more of the following events shall, after the required notice(s) and opportunity to cure, constitute an “Accenture Event of Default”:

8.3.1                        Accenture fails to timely pay any amounts owed to MAXIMUS under this Agreement, other than amounts disputed in good faith or amounts set off or withheld by the State; or

8.3.2                        Accenture breaches any other material obligation under this Agreement. The cure period for a material breach by Accenture shall be 30 calendar days from receipt of notice of material breach; or

8.3.3                        Upon the occurrence of an “Accenture Insolvency Event of Default.”  The occurrence of any one or more of the following events shall constitute an Accenture Insolvency Event of Default:

8.3.3.1                                  Accenture admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; or

8.3.3.2                                  any affirmative act of insolvency by Accenture or the filing by or against Accenture (which is not dismissed within 90 days) of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

8.3.3.3                                  the subjection of a material part of Accenture’s property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

8.4                                 MAXIMUS Remedies in the event of an Accenture Event of Default.

Upon the occurrence of an “Event of Default” on the part of Accenture, MAXIMUS is entitled to any one or all of the following remedies:

8.4.1                        Seek equitable relief and/or institute legal proceedings against Accenture consistent with the terms of this Agreement to collect payment of any damages or sums owed by Accenture, or to compel the performance of any obligation required to be performed by Accenture under this Agreement including, where appropriate, actions for specific performance and/or injunctive relief; and

8.4.2                        Terminate this Agreement. If MAXIMUS elects to terminate, then MAXIMUS shall provide Accenture with a second written notice (“Termination Notice”) evidencing its intent to terminate this Subcontract and reciting that MAXIMUS intends to pursue termination of the Subcontract if the Accenture Event of Default is not cured. The Termination Notice will not be effective unless it states that MAXIMUS intends to pursue termination of this Subcontract if the Accenture Event of Default is not cured.  If Accenture fails to cure the default, then MAXIMUS may terminate this Agreement and exercise all of the remedies available to it.

In the event of termination under this Section 8.4.2, MAXIMUS shall work with Accenture in good faith to phase out the services of this Subcontract. As part of such phase out, and to ensure that Accenture can continue to meet its obligations under the

Prime Contract, MAXIMUS shall allow Accenture (or its designated subcontractor or agent) to interview, make offers of employment, and hire any employees that MAXIMUS had hired pursuant to the Subcontract.

8.5                                 If MAXIMUS commits an Event of Default in the performance of any term, provision, covenant or condition, Accenture may, upon notice to MAXIMUS, perform or have performed for it the same services at the reasonable expense of MAXIMUS.  If, at any time and by reason of such Event of Default, Accenture elects to pay any sum of money or do any act which will require the payment of any sum of money, or incur any expense in the enforcement of its rights under this Section, such sum or sums in excess of the amounts that would have been payable to MAXIMUS for such performance under this Subcontract, together with a rate of interest shall be repaid to Accenture by MAXIMUS promptly when billed therefor. Interest will be calculated using the Department of Treasury’s Median Rate (resulting from the Treasury’s auction of 13-week bills) for the week in which interest is assessed, but in no event to exceed the highest lawful rate of interest. Accenture shall use commercially-reasonable efforts to mitigate any such costs.

ARTICLE 9 — TERM, RENEWAL, AND TERMINATION PROVISIONS

9.1                                 Term/Renewal. The parties agree that the term of this Agreement shall commence upon the Effective Date and shall be co-terminus with the Prime Contract. If the State exercises its right to renew the Prime Contract, Accenture will renew the Subcontract so that it is co-terminus with the Prime Contract. If renewal of the Prime Contract is subject to negotiation between Accenture and the State, Accenture and MAXIMUS shall negotiate a renewal of the Subcontract, taking into account MAXIMUS performance evaluations and any material changes in the Prime Contract during the Term. Any renewal or extension of this Agreement shall be in writing and signed by both parties.

9.2                                 Termination for Convenience. If the State terminates, in whole or in part, the Prime Contract for its convenience, then Accenture may terminate for its convenience the Subcontract, in whole or in part, but only to the same extent as the Prime Contract is terminated, whereupon MAXIMUS shall cease the provision of the terminated services to Accenture in accordance with the reasonable terms of such notice.

9.3                                 Partial Termination for Cause. Accenture may terminate the Subcontract in part upon the occurrence of an Event of Default by MAXIMUS. In the event of a partial termination by Accenture, MAXIMUS shall continue to provide any services or deliverables required to be provided and not terminated. If the Event of Default is caused by the default of MAXIMUS, and to the extent the cause of the default is beyond the control of MAXIMUS, and without its fault or negligence, MAXIMUS shall not be liable for any damages arising from the Event of Default, unless the subcontracted services or supplies were obtainable from other sources without significant increase in costs and in sufficient time for MAXIMUS to meet the required delivery schedule. If, after termination of the Subcontract by Accenture due to an Event of Default by MAXIMUS, a court of competent jurisdiction or arbitration panel issues a final ruling that there was not an Event of Default by MAXIMUS or that the Event of Default was excusable, the rights and obligations of the parties shall be the same as if the termination had been for the convenience of Accenture.

9.4                                 Consequences of Termination by Accenture.

9.4.1                        Termination for Cause.

If this Agreement is terminated by Accenture for an Event of Default of MAXIMUS, MAXIMUS shall only be entitled to payment for Services performed in accordance with the Subcontract, which shall be offset by any actual damages finally determined to be caused by the Event of Default and due Accenture consistent with the terms of this Agreement. This remedy is supplemental to any other Accenture remedy upon the occurrence of a MAXIMUS Event of Default. In the event of a termination for cause, to ensure that Accenture can continue to meet its obligations under the Prime Contract, MAXIMUS shall allow Accenture (or its designated subcontractor or agent) to interview, make offers of employment, and hire any employees or subcontractors that MAXIMUS had hired pursuant to the Subcontract.

9.4.2                        Termination for Convenience.

The Prime Contract will control the parties’ rights and obligations following a termination for convenience with the additional requirements that any payments due to MAXIMUS following a termination for convenience shall only be paid after Accenture has received a termination for convenience payment from the State and MAXIMUS shall make commercially-reasonable efforts to mitigate any costs arising after notice of termination. In addition, if Accenture terminates part of this Agreement for convenience, Accenture and MAXIMUS shall meet promptly to address in good faith the pricing terms of the MAXIMUS services and/or deliverables remaining in effect; should Accenture and MAXIMUS determine that the partial termination has effected a material change in the allocation of risk between the parties, then the pricing terms of the MAXIMUS services and/or deliverables remaining in effect shall be adjusted as agreed upon by the parties to compensate for such change. MAXIMUS shall take commercially reasonable efforts to mitigate increases in costs that might arise with respect to remaining services and/or deliverables as a result of termination for convenience.

9.4.2.1                                  Upon termination of its obligations under this Subcontract in accordance with Section 9.4.2 above, MAXIMUS shall submit a request for payment. In no event shall any such request include any termination costs or charges for termination for convenience that includes loss of profits, anticipated profits or damages.

9.4.2.2                                  In the event of termination in whole or in part of the Subcontract in accordance with Section 9.4.2 above, to ensure that Accenture can continue to meet its obligations under the Prime Contract, MAXIMUS shall allow Accenture (or its designated subcontractor or agent) to interview, make offers of employment, and hire any employees that MAXIMUS had hired pursuant to the terms of the Subcontract and that are affected by the termination.

9.5                                 Payment for Services requested by Accenture and provided by MAXIMUS after termination, including turnover assistance, shall be paid as mutually agreed upon.

ARTICLE 10 — STEP-IN

10.1                           If Accenture reasonably believes that it needs to take action in connection with the MAXIMUS services and/or deliverables because a serious risk exists with respect to MAXIMUS’s ability to remedy a material failure in any of the services or to provide any of the deliverables, that in Accenture’s reasonable opinion is likely to result in an Event of Default by MAXIMUS, then Accenture shall notify MAXIMUS in writing of the following:

10.1.1      the action it wishes to take, either itself or using a third party acting on its behalf;

10.1.2      the reason for such action;

10.1.3      the date it wishes to commence such action;

10.1.4      the time period which it believes will be necessary for such action; and

10.1.5                  to the extent practicable, the effect on MAXIMUS and its obligation to provide the Services during the period such action is being taken and proposals for dealing with the resumption of the Service(s) concerned at the end of that period.

10.2                           Following service of such notice, Accenture shall take such action as notified to MAXIMUS and any consequential additional action as it reasonably believes is necessary (together, the “Required Action”) and MAXIMUS shall give all reasonable assistance to Accenture while it is taking the Required Action.

10.3                           If MAXIMUS is not in breach of its obligations under the Subcontract, then for so long as and to the extent that the Required Action is taken, and this prevents MAXIMUS from providing any part of the Services:

10.3.1                  MAXIMUS shall be relieved from its obligations to provide such part of the Services and to meet Service Levels and Performance Standards (and responsibility for any associated liquidated or other damages) directly related to such part of the Services; and

10.3.2                  in respect of the period in which Accenture is taking the Required Action and provided that MAXIMUS provides Accenture with reasonable assistance (such assistance to be at the expense of Accenture to the extent additional costs are incurred), the service charges due from Accenture to MAXIMUS shall equal the amount MAXIMUS would receive for such part of the Services if it were satisfying all its obligations and providing the Services affected by the Required Action in full over that period.

10.4                           If the Required Action is taken as a result of an Event of Default by MAXIMUS, then for so long as and to the extent that the Required Action is taken, and this prevents MAXIMUS from providing any part of the Services:

10.4.1                  MAXIMUS shall be relieved of its obligations to provide such part of the Services and to meet Service Levels directly related to such part of the services; and

10.4.2                  in respect of the period in which Accenture is taking Required Action and provided that MAXIMUS provides Accenture with reasonable assistance, the service charges due from Accenture to MAXIMUS shall equal the amount MAXIMUS would receive if it were satisfying all its obligations and providing the Services affected by the Required Action in full over that period, less an amount equal to all Accenture’s reasonable costs of operation in taking the Required Action. Notwithstanding the foregoing, if Accenture’s reasonable costs exceed the amount that MAXIMUS would receive under this subsection, MAXIMUS shall instead reimburse Accenture by an amount equal to the excess less any costs or expenses.

10.5                           If any physical damage is caused to MAXIMUS’s property and/or the technical infrastructure used by or on behalf of MAXIMUS to enable it to perform its obligations under the Subcontract due to the exercise by Accenture of its step-in rights under this provision, then Accenture shall compensate MAXIMUS for any actual losses MAXIMUS incurs, except to the extent that MAXIMUS is able to collect under any policy of insurance in respect of those losses.

10.6                           In the event that Accenture exercises its rights under this Article 10, to ensure that Accenture can continue to meet its obligations under the Prime Contract, MAXIMUS shall allow Accenture (or its designated subcontractor or agent) to interview, make offers of employment, and hire any employees of MAXIMUS that worked on the Project..

ARTICLE 11 — SOFTWARE AND INTELLECTUAL PROPERTY

11.1                           Accenture Materials and State Materials

11.1.1                  To the extent required by this Agreement, Accenture will use reasonable efforts to provide the Accenture Materials, and will use reasonable efforts to request that the State provide the State Materials described in Schedule 6 of the Prime Contract to MAXIMUS to enable MAXIMUS to provide the Services during the term of this Agreement. Accenture will use reasonable efforts to obtain, and will use reasonable efforts to have the State obtain, all consents necessary to permit Accenture and the State to provide the Accenture Materials and State Materials to MAXIMUS and its subcontractors and to permit MAXIMUS and its subcontractors to use the Accenture Materials and State Materials as required to provide the Services, and will provide evidence of such consents to MAXIMUS at its request. Accenture will make all payments necessary to obtain such consents for the Accenture Materials, and will use reasonable efforts to ensure that the State makes all payments necessary, to obtain such consents for the State Materials, and MAXIMUS will cooperate with Accenture and the State in obtaining such consents. MAXIMUS shall use commercially reasonable efforts to minimize the cost of any such cooperation.

11.1.2                  In the event that Accenture Materials infringe or violate the rights of any third parties or any applicable legal requirements, MAXIMUS will notify Accenture and submit a Change Order request. In such event, MAXIMUS’s failure to perform its obligations under the Subcontract shall be excused to the extent that such failure results from infringement or violation. Accenture, at its own expense, will defend any third party action brought against MAXIMUS to the extent that such action is based upon a claim that the Accenture Materials infringe that third party’s currently existing United States patent, copyright or trademark or violate a trade secret of such third party. Accenture will pay those costs and damages (including attorney’s fees) finally awarded in any such action.

11.1.3                  All Accenture Materials provided or used pursuant to this Agreement shall remain the exclusive property of Accenture or its licensors, unless expressly provided otherwise in the terms of this Agreement. All State Materials provided or used pursuant to this Agreement shall remain the exclusive property of the State or its licensors, unless expressly provided otherwise.

11.1.4                  MAXIMUS shall not have or obtain any rights in Accenture Materials or State Materials provided to MAXIMUS under this Subcontract other than to use those Materials solely for the purpose of performing any required responsibilities of MAXIMUS or as otherwise permitted under this Agreement, or as otherwise may be authorized by Accenture in writing from time to time.

11.1.5                  Unless MAXIMUS is paying maintenance or license fees related thereto pursuant to this Agreement, MAXIMUS shall use Accenture Materials and State Materials only for purposes of this Subcontract. The use of Accenture Materials and State Materials by MAXIMUS shall be subject to any restrictions and other license terms for such items (including any restrictions and license terms contained in applicable third party software license agreements).

11.2                           MAXIMUS Software.

11.2.1                  To the extent required by this Subcontract, MAXIMUS will provide MAXIMUS Software to Accenture relevant to its provision of Services, a description of which is set forth in Schedule 1 and Schedule 6 of the Prime Contract. MAXIMUS Software will include, but not be limited to, (i) the MAXe software together with any modifications made to re-platform the MAXe software during the transition phase of the Prime Contract to permit it to work with the State’s system and (ii) any software developed by MAXIMUS at its own expense. Unless expressly provided otherwise in this Agreement, MAXIMUS will be responsible for maintaining the MAXIMUS Software and for any license or maintenance fees related to providing MAXIMUS Software for use in connection with the Subcontract. All MAXIMUS Software shall remain the exclusive property of MAXIMUS, its subcontractors, or their licensors, unless expressly provided otherwise in this Subcontract. MAXIMUS shall use commercially-reasonable efforts to obtain all necessary consents or licenses for Accenture and the State to use the MAXIMUS Software. By way of clarification and not limitation, MAXIMUS Software shall include the components developed by MAXIMUS and described in Schedule 6 to the Prime Contract as owned by “Vendor A” and as further described in the February 11, 2005 letter.

11.2.2                  With respect to MAXIMUS Software owned by MAXIMUS, MAXIMUS will grant to Accenture a non-exclusive, fully paid-up license to use, copy, display and create derivative works of such MAXIMUS Software only for the duration of and to extent necessary for Accenture’s use in the provision of the Services and the satisfaction of its obligations under the Prime Contract. MAXIMUS also grants to Accenture the right to transfer such license to the State for its internal use to the extent necessary for the satisfaction of Accenture’s obligations under the Prime Contract. The parties will mutually agree on applicable terms for MAXIMUS’s support of such Software after termination or expiration of the Subcontract.

11.3                           Rights to Custom Software.

11.3.1                  MAXIMUS shall assign to Accenture all right, title, and interest in the copyright to any Custom Software delivered to Accenture for the satisfaction of Accenture’s obligations under the Prime Contract. MAXIMUS will take any reasonable actions necessary to effectuate such transfer. Accenture hereby grants to MAXIMUS a perpetual, non-exclusive, transferable worldwide license to use, modify, enhance and create derivative works of the Custom Software for use in MAXIMUS’s ordinary course of business (including MAXIMUS’s business as a service provider). In the event MAXIMUS modifies or creates a derivative work of the Custom Software, MAXIMUS grants Accenture a perpetual, non-exclusive, irrevocable, fully paid-up license to use, copy, modify, maintain, display, and create derivative works of such modifications or derivative works, and to authorize any party to do the foregoing in satisfaction of

                                                Accenture’s obligations under the Prime Contract. Subject to the requirements set forth in the Prime Contract, MAXIMUS retains all right, title, and interest in any designs, methods, processes, knowledge and ideas underlying or used to develop the Custom Software, and nothing in the Subcontract shall restrict MAXIMUS from the use of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the Services that MAXIMUS, individually or jointly, develops or discloses under the Subcontract.

11.4         Trade Secrets.

11.4.1                  In the course of performance of the Services, each party may use or provide to the other party proprietary products, materials, information, tools, and methodologies that are the trade secrets of the providing party or third parties (collectively “Proprietary Items”). The receiving party shall have or obtain no rights in such Proprietary Items (or in any modifications or enhancements to them) other than (a) to use them as authorized by the providing party in writing from time to time solely for purposes of performing any required responsibilities under this Agreement or the Prime Contract, (b) to the extent the Proprietary Items are incorporated into a deliverable, to use them as part of the deliverable for purposes of performing any required responsibilities under this Subcontract or the Prime Contract, (c) pursuant to the standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party, or (d) as otherwise provided in the Subcontract.

11.4.2                  MAXIMUS and Accenture each acknowledge that the Software, Materials and Documentation provided by the other party (excluding Custom Software) includes proprietary information of the other party (or the State, if Accenture is providing State Software to MAXIMUS), and each party agrees to keep and treat such Software as a trade secret or otherwise confidential, at all times, consistent with State law.

11.5         Source Code.

11.5.1                  With respect to MAXIMUS Software owned by MAXIMUS and provided to Accenture under this Agreement, at Accenture’s request MAXIMUS shall, at MAXIMUS’s option, (a) provide Accenture with source code for such MAXIMUS Software, or (b) place such source code in a third-party escrow arrangement with a designated escrow agent, which shall be identified to Accenture, and which shall be directed to release the deposited source code if MAXIMUS materially fails to provide support and maintenance for the MAXIMUS Software as required under this Agreement or if MAXIMUS ceases business activities, in accordance with a mutually acceptable escrow agreement (which acceptance may not be unreasonably delayed or withheld). If MAXIMUS is required under this Agreement to provide support and maintenance for such MAXIMUS Software, such source code shall be updated for each new release and modification of the relevant software issued during the term that MAXIMUS is required to provide support and maintenance. Accenture’s use of such source code shall be limited to support and maintenance of the MAXIMUS Software for internal use during the term of the license until such time as MAXIMUS resumes support and maintenance for such Software as required under the Subcontract. MAXIMUS shall identify the escrow agent upon delivery of the MAXIMUS Software and shall certify annually that the escrow remains in effect in compliance with the terms of this paragraph and the applicable escrow agreement.

11.5.2                  With respect to MAXIMUS Software licensed by MAXIMUS or its subcontractors from a third party and provided to Accenture under the Subcontract, MAXIMUS shall use commercially reasonable efforts to obtain for Accenture a source code escrow consistent with Section 11.5.1.

11.5.3                  All source code related to Custom Software shall be delivered with the Custom Software.

ARTICLE 12 — WARRANTIES AND COVENANTS

12.1                           Warranties and Covenants.

12.1.1                  Each party warrants that the Services and Deliverables for which it is responsible either solely or jointly with the other party shall be delivered in accordance with the Performance Standards and specifications set forth in this Agreement or, if no applicable Performance Standards or specifications are set forth in this Agreement, in a good and workmanlike manner and in accordance with generally accepted industry practices.

12.1.2                  With respect to Deliverables for which warranties and the duration thereof are not addressed in this Agreement, this warranty will remain in effect for a period of six months following Acceptance of each Deliverable required by this Subcontract.

12.1.3                  With respect to Services for which service levels and remedies are not addressed in this Subcontract and that do not meet this warranty throughout the six months after such Services are initially performed, the responsible party will promptly correct, cure, replace or otherwise remedy such performance at no cost to the other party or the State.

12.2                           Additional MAXIMUS Warranties.

12.2.1                  In addition to the warranties contained in Section 12.1, MAXIMUS warrants its Services and the Deliverables in the same manner, to the same extent, and for the same period of time (measured from acceptance of the ultimate Prime Contract deliverable items by the State) as Accenture warrants the same to the State under the Prime Contract.

12.2.2                  MAXIMUS warrants that no Service or Deliverable for which it is responsible under this Agreement will infringe any patent, trademark, copyright or any other proprietary right issued or honored in the United States.

12.2.3                  MAXIMUS affirms that to the best of its knowledge neither it nor its officers, partners, employees, permitted subcontractors and/or agents have knowledge of any existing or potential interest in conflict with the Project or this Agreement that could reasonably be considered to: (a) negatively impact its participation during the Project; (b) cause it or Accenture to violate any applicable law or regulation; or (c) create any appearance of impropriety (all of which are hereinafter collectively referred to as “Conflict”). If either party becomes aware of a Conflict during the term of this Agreement, it will promptly bring the matter to the attention of the other party and the parties will work together to reach a mutually satisfactory resolution; if such mutually satisfactory agreement cannot be reached within a reasonable period of time (not to exceed ten business days after first notice, unless mutually agreed), then Accenture may terminate this Agreement for cause.

12.3         Additional MAXIMUS Covenants

MAXIMUS covenants to Accenture as follows:

12.3.1                  MAXIMUS will comply at all times with all applicable laws and regulations of any jurisdiction in which MAXIMUS acts;

12.3.2                  MAXIMUS, its employees and agents will comply at all times with all security provisions in effect from time to time at Accenture’s premises or any Accenture clients’ premises, with respect to access to premises, and all materials belonging to Accenture or its clients;

12.3.3                  MAXIMUS shall not use Accenture’s name in any promotional materials or other communications with third parties without Accenture’s prior written consent; and

12.3.4                  MAXIMUS is legally authorized to engage in business in the United States and in the State of Texas and will provide Accenture satisfactory evidence of such authority upon request.

12.3.5                  The parties recognize and agree that this Agreement is predicated upon features of MAXIMUS’s business organization. By execution of this Agreement, MAXIMUS represents that it has no knowledge of any party’s intent, either individually or as a group, to transfer more than 49.9% of the corporate interests in MAXIMUS, either through one transaction or a series of transactions. In addition, if MAXIMUS anticipates at any time during the term of the Subcontract a transaction that would result in the sale of substantially all of its corporate assets, a change of corporate control, a material adverse change in financial results or a restructuring in ownership of the company, MAXIMUS agrees to: (a) provide Accenture commercially reasonable notice prior to the contemplated transaction, such period not to be less than 60 days unless the terms of the transaction do not permit 60 days’ notice or unless the Board of Directors of MAXIMUS determines in good faith that it cannot provide 60 days’ notice in the exercise of its duties; (b) expressly make a sale of the assets, change in corporate control, and/or assignment of this Agreement subject to the State’s consent as may be required under the Prime Contract, and (c) provide an assurance to Accenture’s reasonable satisfaction that the acquiring party or parties will maintain the commitment of MAXIMUS to provide all services as required under this Agreement. A failure by MAXIMUS to provide such assurance shall constitute a material breach of this Agreement.

12.4                           Additional Accenture Covenants

Accenture covenants to MAXIMUS as follows:

12.4.1                  Accenture will comply at all times with all applicable laws and regulations of any jurisdiction in which Accenture acts;

12.4.2                  Accenture, its employees and agents will comply at all times with all security provisions in effect from time to time at MAXIMUS’s premises or any MAXIMUS client’s premises, with respect to access to premises, and all materials belonging to MAXIMUS or its clients;

12.4.3                  Accenture shall not use MAXIMUS’s name in any promotional materials or other communications with third parties without MAXIMUS’s prior written consent; and

12.4.4                  Accenture is legally authorized to engage in business in the United States and in the State of Texas and will provide MAXIMUS satisfactory evidence of such authority upon request.

12.5         WARRANTY DISCLAIMER.

EXCEPT AS EXPRESSLY STATED IN THE WARRANTY CLAUSES INCORPORATED IN THIS SUBCONTRACT, THE PARTIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES REGARDING MERCHANTABILITY.  EACH PARTY’S WARRANTIES EXTEND SOLELY TO THE OTHER PARTY, THE STATE, AND TO THE APPLICABLE STATE AGENCY USER OF THE SERVICES.

For the avoidance of doubt, this Article 12 shall survive termination of the Subcontract.

ARTICLE 13 — INDEMNITIES

13.1         MAXIMUS Indemnities.

13.1.1                  MAXIMUS shall indemnify and hold harmless Accenture, its agents, representatives, contractors and subcontractors (but not including MAXIMUS or any of its subcontractors), in respect of any claims or losses for which MAXIMUS is responsible which may arise out of, or in the course of or in connection with the provision of the Services by MAXIMUS or the performance of or failure of MAXIMUS to perform any obligation under this Subcontract to the same extent Accenture is required to indemnify the State under the Prime Contract for claims or losses for which Accenture is responsible.

13.1.2                  For purposes of clarity, if, as a result of any default or breach of this Agreement by MAXIMUS or other action or failure to act (material or otherwise) by MAXIMUS, the State terminates the Prime Contract for default or Accenture becomes obligated to pay damages (including but not limited to Liquidated Damages under the Prime Contract) to the State or becomes subject to a price reduction, set off or withholding of service charges by the State, then in any such event MAXIMUS shall indemnify and save Accenture harmless from all assessments, costs, damages, price reductions, set off or withholding of service charges, plus reasonable attorney fees and costs of investigation and defense to the extent of MAXIMUS’ proportionate responsibility therefor.

13.2                           Accenture Indemnities.

Accenture shall indemnify and hold harmless MAXIMUS, its agents, representatives, contractors and subcontractors, in respect of any third party claims or losses which may arise out of, or in the course of or in connection with the provision of the Services or Deliverables by Accenture or the performance of or failure of Accenture to perform any obligation under the Subcontract to the extent any such claim is based upon Accenture’s negligence or willful misconduct in the performance of the Services or the provision of the Deliverables.

ARTICLE 14 — DISPUTE RESOLUTION

14.1         Disputes Not Involving the State.

In the event a dispute arises under or relates to this Subcontract, and the State is not a party to such dispute.

14.1.1                  Accenture and MAXIMUS shall make good faith efforts to first resolve through the Accenture Program Manager and the MAXIMUS Program Manager any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with the Subcontract or otherwise related to the Services, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision. If the parties cannot resolve the dispute through the program managers, the parties will escalate the dispute to higher levels of management, including to the Accenture Government OG CEO and the MAXIMUS CEO. If the dispute is not resolved internally within 30 days of initiation, either party may request that the dispute be resolved through arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the AAA Optional Procedures for Large, Complex Commercial Disputes, and both parties agree to submit the dispute to arbitration for resolution. Any arbitration will be conducted on an individual, rather than a class-wide, basis.

14.1.2                  The arbitration shall be conducted in Chicago, Illinois, unless the parties mutually agree on an alternative location. The arbitration shall be conducted by three arbitrators. Each party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party by 15 days after the due date of the respondent’s answering statement. The two party-appointed arbitrators shall jointly agree upon and appoint a third arbitrator who shall serve as the chairperson of the arbitral panel. The party arbitrators shall obtain the chairperson’s acceptance of such appointment and notify the parties in writing of said appointment and acceptance within 30 days after their appointment and acceptance as party arbitrators. If the two party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they shall so notify the parties in writing. Upon such notice, one or both of the parties may request in writing that the chairperson be appointed by AAA in accordance with the AAA Rules. The AAA shall notify the parties in writing of the appointment and acceptance of the chairperson within 21 days of receiving such request.

14.1.3                  The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. It is the parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

14.1.4                  All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of the Subcontract. The award of the arbitrators shall be final, and judgment on the award may be entered by any court having jurisdiction to do so.

14.1.5                  Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, shall be borne in the manner determined by the arbitral panel.

14.1.6                  Nothing in the foregoing shall prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

14.1.7                  This dispute resolution procedure shall not apply to any claim arising from any patent or registered trademark. Such claims shall not be subject to arbitration and instead shall be subject to judicial resolution. In addition, any issue regarding the enforceability of the prohibition against class-wide arbitration will be decided by a court of competent jurisdiction and not by an arbitrator.

14.1.8                  Unless otherwise agreed by the parties or required by law, the parties, the arbitrators, and AAA shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this provision.

14.1.9                  MAXIMUS agrees to seek recourse solely against Accenture, and not against the State in any of its capacities, for any claim arising under the Subcontract.

14.2                           Disputes Involving the State.

Any dispute involving this Subcontract and the State shall be settled as follows:

14.2.1                  MAXIMUS shall submit the claim to Accenture or, if so requested, to the State.

14.2.2                  Accenture shall submit such claim to the State or shall timely notify MAXIMUS, in writing, that it chooses not to do so, in which event, MAXIMUS shall have the right to present such claim in the name of Accenture to the State. However, if Accenture submits such claim and suffers any loss or damages whatsoever pursuant to the claim, MAXIMUS shall, without further proceedings or adjudication by a court of competent jurisdiction, pay to Accenture any and all losses, damages, costs and fees occasioned by said loss, notwithstanding any payment provision to the contrary.

14.2.3                  If a final decision is issued by the State under the dispute resolution provisions of the Prime Contract and the decision relates to or affects the Subcontract, then Accenture shall transmit a copy of that decision to MAXIMUS within ten days after its receipt by Accenture from the State. Within 30 days after receipt of such decision from the State, Accenture shall notify MAXIMUS whether Accenture intends to appeal the State’s decision. If Accenture chooses not to file an appeal or institute suit and maintains that position after timely request by MAXIMUS to appeal or institute suit, then MAXIMUS has the right to appeal from such decision, in Accenture’s name, or at MAXIMUS’s sole election to institute suit, in Accenture’s name, at MAXIMUS’s cost and expense.

14.2.4                  If any administrative or judicial appeal or suit is taken at MAXIMUS’s request, which relates to or affects this Subcontract, MAXIMUS shall have the right to participate in the prosecution of the appeal or suit, including the preparation of pleadings, introduction of evidence, and presentation of argument. In any administrative or judicial appeal or suit taken or brought by MAXIMUS, upon Accenture’s election not to do so, Accenture shall, in good faith and in every reasonable manner, assist MAXIMUS.  MAXIMUS shall bear all costs and expenses incurred in prosecuting any appeal or suit taken or brought solely at MAXIMUS’s request.

14.2.5                  If a decision by the State, an administrative agency, or a court relating to the Prime Contract becomes binding on Accenture by reason of the exhaustion of all administrative or judicial remedies, and such decision relates to or affects the Subcontract, then such decision shall also be binding, final, and conclusive on MAXIMUS.

14.3                           No Settlements Without Consent.

14.3.1                  Neither party shall enter into a written settlement with the State regarding any State agency decision, or related to any appeal therefrom, which affects the interests of the other party, without the prior written consent of the other party.

14.4                           Performance to Continue.

14.4.1                  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Subcontract.

ARTICLE 15 — COMPLIANCE WITH LAWS

15.1                           MAXIMUS shall comply, and shall require each of its subcontractors to comply, with all laws, rules, codes, ordinances, and licensing requirements that are applicable to the conduct of its business, including those of federal, State, and local agencies having jurisdiction and authority.  By way of non-exhaustive example, MAXIMUS shall comply with the following laws to the extent applicable to the conduct of its business: any labor laws applicable to Collective Bargaining Agreements that cover MAXIMUS’s employees; any applicable provisions of section 247A(e) of the Immigration and Nationalization Act; Titles I-IV of the Americans with Disabilities Act; Sections 504 and 508 of the Federal Rehabilitation Act amendments; and all prohibitions against discrimination on the basis of race, religion, sex, creed, national origin, handicap, marital status, or veteran’s status.  Material violation of such laws shall be deemed a breach of a material obligation of this Subcontract, except that any material violation of such laws shall not be deemed a breach of a material obligation to the extent such material violation results from an act or omission of the State or Accenture or their agents or contractors or the failure of any facilities, equipment, software, data or other resources provided by the State, Accenture, or their agents or contractors to comply with such laws.

15.2                           Any changes to this Agreement or the Services and Deliverables provided pursuant to this Agreement necessitated by changes in existing statute or regulation, or the promulgation of new regulations or the issuance of new statutes, shall be governed by the clauses relating to Change Control set forth in Section 2.8 of this Agreement.

Article 16 — MISCELLANEOUS

16.1                           Appropriations. MAXIMUS understands that the State’s performance and obligation to pay under the Prime Contract is contingent upon appropriation by the Legislature. The Prime Contract provides that, if funds are necessary and not available through appropriations for payments under the Prime Contract, the State shall have the right to terminate the Prime Contract. In the event of such termination, Accenture may terminate the Subcontract, and MAXIMUS agrees that, if Accenture’s recovery against the State is limited in some way, then MAXIMUS’s recovery against Accenture shall be similarly limited. Accenture may seek payment from the State as permitted in the Prime Contract and shall work cooperatively with MAXIMUS with regard to such process to share in any recovery from the State in proportion to their unpaid costs.

16.2                           Security and Confidentiality

16.2.1.               Each party shall comply fully with all appropriate security procedures in its performance of the Subcontract.

16.2.2                  During the course of the Project, each party may be given access to information that relates to the past, present, and future research, development, business activities, products, services, and technical knowledge of the other party or of the State (“Confidential Information”). In connection therewith, subject to the provisions of Schedule 1 of the Prime Contract, the following provisions shall apply:

16.2.2.1                            The Confidential Information of the discloser (and/or of State) may be used by the receiver only in connection with performance of the Services.

16.2.2.2                            Each party agrees to protect the confidentiality of the Confidential Information of the other and the Confidential Information of the State in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind and in a manner that satisfies the requirements of the Prime Contract. Access to the Confidential Information shall be restricted to those of the parties’ personnel with a need to know and engaged in a use permitted hereby.

16.2.2.3                            The Confidential Information may not be copied or reproduced without the discloser’s prior written consent; provided, however, the receiver may make a reasonable number of copies of the Confidential Information only to the extent necessary to accomplish the purpose of this Agreement. Any copies made shall remain the property of the discloser and shall include the discloser’s confidentiality and copyright notices as originally included in the disclosed Confidential Information.

16.2.2.4                            All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) completion of the Services or (b) request by the discloser. However, Accenture may retain, subject to the terms of this Section 16.2.2, copies of the Confidential Information required for compliance with its quality assurance requirements.

16.2.2.5                            Nothing in this Agreement shall prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

16.2.2.6                            In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party or Confidential Information of the State which that party has received from the other, it shall provide prompt notice to the other of such subpoena or other process. The party in receipt of process shall thereafter be entitled to comply with such process to the extent required by law.

16.2.2.7                            Each party’s obligations under this Section 16.2.2 shall be binding upon such party and all of its related entities and shall survive the expiration or termination of this Agreement.

16.3                           Ownership and Acceptance.

16.3.1                  Subject to Section 11.2.1, Accenture shall have full ownership of deliverables and work product (of whatever nature) developed or contributed to by MAXIMUS, in connection with the Project (“Project Work”), excluding, however, any source or reference materials, computer programs, documentation and similar information proprietary to MAXIMUS that are used to produce Project Work (“Source Materials”). No Source Material shall be incorporated into any Project Work except as Accenture expressly agrees in advance in a work statement or otherwise in writing, and in such event MAXIMUS hereby grants to Accenture a paid-up, non-exclusive, worldwide, irrevocable, unlimited license to use, copy, and redistribute such Source Material in connection with the Project Work in satisfaction of its obligations under the Prime Contract. All Project Work is work made for hire on behalf of Accenture, and MAXIMUS hereby assigns to Accenture all of its right, title and interest in and to the Project Work, including but not limited to all copyrights and patent rights. To the extent required for Accenture’s performance of the Prime Contract, MAXIMUS shall deliver any Source Material to Accenture upon request and hereby grants to Accenture a perpetual, worldwide, and royalty-free license to use the Source Materials and to sublicense and deliver the Source Materials to the State in satisfaction of its obligations under the Prime Contract.

16.3.2                  Acceptance of MAXIMUS’s services and work product shall be contingent upon the State’s acceptance of Accenture’s work product to which MAXIMUS’s services have contributed or into which MAXIMUS’s work product has been incorporated.

16.4                           Books and Records/Audit Rights.

16.4.1                  At all times during the term of this Agreement, MAXIMUS shall maintain a complete and accurate set of files, records, books, papers and accounts (“Records”) of all business activities and operations conducted by MAXIMUS in connection with its performance under this Agreement. MAXIMUS shall make such Records available to Accenture upon request. All accounts required under this Agreement shall be maintained and prepared in accordance with generally accepted accounting principles and in the formats which Accenture may reasonably direct.

16.4.2                  Unless otherwise directed by Accenture, MAXIMUS shall maintain all Records pertaining to its performance under this Agreement after the date of termination or expiration of this Agreement in accordance with the Record Retention requirements of the Prime Contract (“Required Period”).

16.4.3                  During the term of this Agreement and during the Required Period, upon reasonable notice, MAXIMUS shall provide Accenture and the State with reasonable access to inspect and copy all records and information, including records and information stored electronically, relating to this Agreement. In connection with such access, MAXIMUS shall not limit the access of Accenture, the State or their duly authorized agents, representatives or employees when they seek to perform such inspection or audit of MAXIMUS’s Records. When requested by Accenture, but in any event not later than the end of the Required Period, MAXIMUS shall deliver such Records to the State or the State’s designee at MAXIMUS’s sole expense. MAXIMUS may at its own expense make and maintain copies of Records for its files, subject to MAXIMUS’s obligation to maintain the confidentiality of all Confidential Information of Accenture and the State in accordance with Section 16.2 herein. Further, a duly authorized representative of the State shall have access to and the right to examine and copy any directly related Records or other recorded information, and to examine any property within MAXIMUS’s possession or control, involving transactions related to this Agreement. Such access for Records relating to (1) litigation or settlement of claims arising from the performance of this Agreement, or (2) costs and expenses of this Agreement to which the State’s duly authorized representative has taken exception shall continue until such appeals, litigation, claims, or exceptions are disposed of. MAXIMUS shall notify Accenture in writing of its receipt of a request from the State to examine or obtain copies of MAXIMUS’s Records within five days of receiving such request.

16.4.4                  Without limiting the class of those authorized to perform an audit, MAXIMUS acknowledges that entities set forth in Article 9 of the Prime Contract may conduct audits pursuant to this Section 16.4.

16.4.5                  Notwithstanding any fixed fee basis for Deliverables and Services under the Prime Contract or this Agreement, to the extent the State effects a prospective price redetermination for Services or Deliverables in the Prime Contract, Accenture may audit the Services and Deliverables provided by MAXIMUS using the same methodology used by the State to redetermine the service charges of the Prime Contract and reduce the service charges paid to MAXIMUS using the same methodology used by the State to reduce the service charges of the Prime Contract.

16.5                           Insurance. Without prejudice to Accenture’s rights under this Agreement, MAXIMUS shall maintain in force appropriate insurance customary for companies in this business including: (i) all insurance required by law; and (ii) the insurance listed on Exhibit 16.5 attached hereto with cover at or above the levels set out in that Exhibit.   All such insurance must be effective in each case not later than the date on which the relevant risk commences under this Agreement.

16.6                           Lobbying and Integrity. The parties agree that funds provided by MAXIMUS for purposes of marketing under this Subcontract, if any, shall not be deemed to be State funds for the purpose of lobbying. In addition, MAXIMUS shall not, in connection with this Agreement, directly or indirectly (a) offer, confer, or agree to confer any pecuniary benefit on anyone as consideration for any State officer or employee’s decision, opinion, recommendation, vote, other exercise of discretion, or violation of a known legal duty, or (b) offer, give, or agree to give anyone any gratuity for the benefit of, or at the direction or request of, any State officer or employee.  For purposes of the foregoing subclause (b), gratuity means a payment in whatever form of more than nominal monetary value.

16.7                           Independent Contractor Status of MAXIMUS.

16.7.1                  MAXIMUS, together with its agents, officers and employees, shall have and always retain under this Agreement the legal status of an independent contractor, and in no manner shall they be deemed employees of Accenture or deemed to be entitled to any benefits associated with such employment. During the term of this Agreement, MAXIMUS shall maintain at its sole expense those benefits to which its employees would otherwise be entitled to by law, including health benefits, and all necessary insurance for its employees, including workers’ compensation, disability, and unemployment insurance, and provide Accenture with certification of such insurance upon request. MAXIMUS remains responsible for all applicable federal, state, and local taxes payable by MAXIMUS, and all FICA contributions for its employees. MAXIMUS assumes full responsibility for the actions of its personnel while they are performing services pursuant to this Subcontract and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like. Neither party shall commit, nor be authorized to commit or bind, the other party in any manner.

16.7.2                  Each MAXIMUS employee shall voluntarily waive (give up) any interest, claim or entitlement to, or right to participate in, and will not to enroll or participate in, any retirement, pension, 401(k), health care, or other benefit plan maintained by Accenture for its employees, partners, members, or shareholders of member firms. This waiver and election not to enroll or participate applies to the entire term of the Subcontract and this waiver will remain in full force and effect even if a governmental agency or court subsequently determines that any such company employee was a “leased employee” (as defined in section 414 of the internal revenue code) or a “common-law employee” of Accenture during any portion of the term of this Subcontract.

16.8                           Excusable Delay. To the extent permitted in the Prime Contract, neither party shall be liable for any delay or failure in performance hereunder arising out of causes beyond its control and without its negligence or fault. MAXIMUS, in the event of such a cause, shall notify Accenture immediately in writing of its delay or failure in performance, describing the cause and its effect upon MAXIMUS’s performance and the anticipated duration of the inability to perform.

16.9                           Notices. Any notices required to be delivered by one party or another under or in connection with this Agreement shall be deemed sufficiently given if actually received or if sent by certified mail, return receipt requested, to the attention of the individual signing this Agreement for the party to which the notice is directed, at the address indicated below:

If to Accenture:	Accenture LLP
1501 South MoPac Expressway, Suite 300
Austin, Texas 78746
Attn: David M. McCurley
Title: Partner

With copies to:
Accenture LLP
Legal & Commercial Group
1661 Page Mill Road
Palo Alto, California 94304
Attn: Douglas G. Scrivner
Title: General Counsel
And:
Accenture LLP
Legal & Commercial Group
11951 Freedom Drive
Reston, VA 20190
Attn: C. Ben Foster
If to MAXIMUS:
MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190
Attn: General Counsel

16.10                     Assignment. Neither party may sell, assign or transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party.  However, Accenture may assign the Subcontract to any of its wholly-owned subsidiaries capable of performing its obligations under this Agreement. Either party may assign any monies due under the Subcontract to a third party with the non-assigning party’s written consent, which consent shall not be unreasonably withheld.  No change in either party’s ownership or organization, if any, shall operate to release that party from its liability for the prompt and effective performance of its obligations under this Agreement.  All terms and conditions of this Subcontract shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

16.11                     Publicity. MAXIMUS shall not issue or sponsor any advertising or publicity that states or implies, either directly or indirectly, that Accenture or the State endorses, recommends or prefers MAXIMUS’s services. MAXIMUS shall not use Accenture’s or the State’s logo in any fashion without prior written approval. Notwithstanding the foregoing, the parties may discuss and, subject to prior written approval from the State, enter into a co-branding arrangement with respect to the Services if such an agreement is determined to be mutually beneficial to the parties.

16.12                     Negotiated Terms. The parties acknowledge that MAXIMUS participated extensively in the development of the Proposal and all revised offers, including comprehensive reviews of all materials prior to submission of those materials to the State. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that the Subcontract shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of the Subcontract.

16.13                     Governing Law. All questions arising under or in connection with this Agreement shall be governed and determined by the law applicable to the Prime Contract; provided, however, that where the law applicable to the Prime Contract does not provide the rules for determining the particular question, the law of the State of Illinois shall apply.

16.14                     No Third Party Beneficiaries. Except as otherwise provided in this Agreement, and any other provision of this Agreement that expressly confers third-party beneficiary status on a person or entity, nothing contained in this Agreement is intended or shall be construed to confer upon any person or entity (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no person or entity shall be deemed a third-party beneficiary under or by reason of this Agreement.

16.15                     No Waiver. The waiver of a breach of any provision of this Agreement or the failure to exercise or delay in exercising any right, power, or privilege under this Agreement by either party shall not operate as or be construed as a waiver by that party of any subsequent or continuing breach or of any right, power, or privilege under this Agreement.

16.16                     Further Assurances. MAXIMUS hereby agrees to execute such further documents as Accenture and/or the State may reasonably require in connection with the award or performance of this Agreement.

16.17                     Entire Document. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any previous understandings, representations, commitments or agreements, oral or written. No provision of this Agreement may be waived except by a writing signed by the party to be charged nor may this Agreement be amended except by a writing executed by both parties. If any provision, or portion thereof, of this Agreement is, or becomes, invalid under any applicable statute or rule of law, it is to be deemed stricken and the rest of this Agreement shall remain in full force and effect.

16.18                     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and MAXIMUS have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ACCENTURE LLP (“Accenture”)	MAXIMUS, Inc. (“MAXIMUS”)

By:	By:
[Signature]	[Signature]

David M. McCurley	Lynn P. Davenport
[Printed name]	[Printed name]

Partner	CEO
[Title]	[Title]

[Date]	[Date]

[NOTE: ALL exhibits have been omitted from this document as filed. the registrant agrees to furnish SUPPLEMENTALLY to the commission upon request a copy of such exhibits.]